Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Country of Organization
Alcoa - Aluminerie De Deschambault L.P.	Canada
Alcoa Alumínio S.A.	Brazil
Alcoa Canada Co.	Canada
Alcoa Fjarðaál sf	Iceland
Alcoa Holland B.V.	Netherlands
Alcoa Nederland Holding B.V.	Netherlands
Alcoa Norway ANS	Norway
Alcoa of Australia Limited[1]	Australia
Alcoa Power Generating Inc.[2]	Tennessee
Alcoa Saudi Rolling Inversiones S.L.	Spain
Alcoa Saudi Smelting Inversiones S.L.	Spain
Alcoa Treasury S.a.r.l.	Luxembourg
Alcoa USA Corp.	Delaware
Alcoa USA Holding Company	Delaware
Alcoa Warrick LLC	Delaware
Alcoa Wolinbec Company	Canada
Alcoa World Alumina LLC[1,3]	Delaware
Alcoa World Alumina Brasil Ltda.[1]	Brazil
Alcoa World Alumina Saudi Limited[1]	Hong Kong
Alcoa-Lauralco Management Company	Canada
Alumina Española, S.A.[1]	Spain
Alumínio Espanol, S.L.U.	Spain
Estreito Energia S.A.	Brazil
Luxcoa S.a.r.l.	Luxembourg
Reynolds Bécancour, Inc.	Delaware
Reynolds Metals Company, LLC	Delaware
Suriname Aluminum Company, L.L.C.[1]	Delaware

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as defined in Regulation S-X under the Securities Exchange Act of 1934, as amended.

1	Owned directly or indirectly 60% by Alcoa Corporation and 40% by Alumina Limited.

2	Registered to do business in Tennessee under the name APG Trading and the name Tapoco and in Washington under the name of Colockum.

3	Registered to do business in Pennsylvania and Texas under the name of Alcoa World Chemicals.